PREMIER BEVERAGE GROUP CORP.

2011 Consulting Agreement and Plan

THIS 2011 CONSULTING AGREEMENT AND PLAN (“Agreement and Plan”) made and entered into this 27th day of December, 2011 and effective as of October 1, 2011 by and between PREMIER BEVERAGE GROUP CORP. (together with its successors, the “Company”), a Nevada corporation located at 501 Madison Avenue, Suite 501, New York, NY 10022, and FOUAD KALLAMNI (“Consultant”).

1. Performance of Services. Consultant will perform in a professional and expeditious manner all services for the Company which the Company and Consultant mutually agree should be performed by it. Consultant will report the progress of all such work upon request of the Company or, if no such request is made, on a regular basis. The services to be performed shall consist generally of assuming responsibility for the day-to-day operations of the Company, serving in the executive role of President and providing input into strategic planning and business plan execution. Consultant shall devote substantially full time to the business of the Company and shall devote such business time, labor, skill, attention and best ability to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.

2. Term. The term of this Agreement and Plan shall be for one year commencing effective October 1, 2011, provided, however, that this Agreement and Plan shall terminate and an employment agreement on terms mutually acceptable to the between the Company and Consultant shall be substituted therefor effective upon the closing (“Closing”) by the Company or its affiliates of one or more rounds of financing after the date hereof in the approximate gross amount of one million dollars in the aggregate (“Financing”).

3. Compensation. The Company shall pay compensation to Consultant for the month of October 2011at the rate of $25,325, $10,000 of which shall be deferred (the “Deferred Component”). Thereafter, the Company shall pay Consultant at the rate of $10,000 per month, of which the Deferred Component shall be $5,000. The current component of Consultant’s compensation shall be paid in cash on the first business day of each month. The Deferred Component shall, at the election of the Company, be paid (a) in cash upon Closing, (b) in shares of the Company’s common stock registered with the Securities and Exchange Commission (“SEC”) on Form S-8 or equivalent (“S-8 Shares”), or (c) by a combination of cash and S-8 Shares. Payment of the Deferred Component in S-8 Shares may be made in whole or in part before the Closing and within 10 business days after the Closing, in each instance at the Company’s election. S-8 Shares shall be valued at the closing bid price on the day before the Company files the Form S-8 with the SEC and shall be issued in an amount equal to 120% of the Deferred Component being paid thereby.

4. Expenses. Consultant shall be entitled to reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefore in accordance with such procedures as the Company has heretofore or may hereafter establish.

5. Independent Contractor. In furnishing services, Consultant will at all times be acting as an independent contractor. As such, Consultant will not solely by reason this Agreement and Plan or his services hereunder be entitled to participate in or to receive any benefit or right under any of the Company’s employee stock, benefit or welfare plans. Consultant agrees to report his compensation from the Company as income from self employment and to pay all self employment and other taxes required by law to be paid with respect to such compensation as and when the same shall become due and payable.

6. Company-Furnished Information. All information furnished by the Company to Consultant or acquired at the Company’s expense by Consultant (herein collectively “Company Information”) shall be and remain the sole property of the Company. Consultant agrees to use Company Information solely for the benefit of the Company, to mark and handle all Company Information in accordance with established Company policy, and not to remove or permit the removal of any Company Information from the Company’s premises without its prior written consent. Consultant shall be fully responsible for the care and protection of any Company Information which may be in his possession or custody and shall deliver all Company Information to the Company at its request upon completion of all work under this Agreement and Plan.

7. Consultant Work Product. All right title and interest in and to any work-product which Consultant acquires, compiles, authors, makes or otherwise generates, in whole or in part, including all works authored, for use in connection with or arising out of or in relation to the services described in this Agreement and Plan, whether or not copyrightable or patentable (hereinafter “Consultant Work Product”), shall belong exclusively to the Company. During and after the term of this Agreement and Plan, Consultant shall execute, acknowledge, seal and deliver all documents, including, without limitation, all instruments of assignment, patent and copyright applications and supporting documentation, and perform all acts, which the Company may request to secure its rights hereunder and to carry out the intent of this Agreement and Plan. Consultant will use, mark, handle, protect and deliver all Consultant Work Product in the same manner as is provided in Section 6 for Company Information.

8. Confidentiality. During and after the term of this Agreement and Plan, Consultant shall not, without first obtaining the written consent of the Company, divulge or disclose to anyone outside the Company, whether by private communication or by public address or publication, or otherwise, any information not already lawfully available to the public concerning any and all Company Information, any or all information acquired by Consultant during the course of his consulting services from or pertaining to any business or licensors or customers of the Company, and any and all Consultant Work Product which is maintained in secrecy or confidence by the Company or by any person or entity affiliated with the Company by employment, ownership, participation in a joint venture, licensing arrangement, contract or otherwise.

9. Trade Secrets. Consultant will not, during the term of service to the Company or thereafter, disclose to others or use for his own benefit any trade secrets acquired from the Company, its customers, suppliers, consultants or affiliates, except to the extent that the disclosure of such trade secrets is necessary to perform his duties and fulfill his responsibilities as a consultant to the Company. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products under development, production methods and processes, sources of supply, materials used in manufacture, customer lists, costs of parts and materials, business and marketing plans, and information concerning the filing or pendency of patent applications.)

10. Conflict of Interest. Consultant agrees that it shall be his responsibility to recognize, disclose and avoid any situation which might, either directly or indirectly, adversely affect his judgment in acting for the Company or which might otherwise involve a conflict between personal interest and the interests of the Company.

11. Non-Solicitation. This Agreement and Plan is intended to secure to the Company the help and cooperation of Consultant and to generate good will on the Company’s behalf. Consultant agrees that for a period of one year after the termination of his consulting services with the Company for any reason, Consultant will not solicit, induce, attempt to hire, or hire any employee of the Company, or assist in such hiring by any other person, organization, firm or business, or encourage any such employee to terminate his or her employment with the Company.

12. Entire Agreement and Amendment. This Agreement and Plan fully expresses the entire and only agreement between the Company and Consultant respecting his services as a consultant. All prior and collateral understandings, agreements and promises with respect thereto are merged into this Agreement and Plan. This Agreement and Plan may not be modified, waived, or extended unless agreed to in writing by an authorized officer of the Company and Consultant.

13. Severability. In case any one or more of the provisions or part of a provision contained in this Agreement an Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and Plan, but this Agreement and Plan shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein. In the event that any provision of this Agreement and Plan shall be determined to be unenforceable by any court of competent jurisdiction by reason of extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

14. Applicable Law. This Agreement and Plan shall be construed, interpreted and applied in accordance with the substantive laws of the State of New York.

15. Notice. Any written notice to be given under the Agreement and Plan must be delivered in person or given by registered or certified mail:

If to the Company, to:
Premier Beverage Group Corp.
501 Madison Avenue
Suite 501
New York, NY 10022
Attention: Fouad Kallamni

If to Consultant, to:
Fouad Kallamni
501 Madison Avenue
Suite 501
New York, NY 10022

16. Assignment. Consultant agrees not to assign or delegate any right or obligation under this Agreement and Plan.

17. Counterparts. This Agreement and Plan may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement and Plan, it shall not be necessary to produce more than one of such counterparts.

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IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement and Plan as of the date first above written.

PREMIER BEVERAGE GROUP CORP.

By:	/s/ Jon Buttles	/s/ Fouad Kallamni
	Its Treasurer	Fouad Kallamni

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